Exhibit 99.1
NEWS RELEASE
Coeur d’Alene Mines Corporation Announces Redemption and
Repurchase of Its 1.25% Convertible Senior Notes for Cash
COEUR D’ALENE, Idaho, Dec. 10, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE) (TSX:CDM) today announced that it is calling for redemption all of its outstanding 1.25% Convertible Senior Notes due 2024. As of December 9, 2010, there was $1,859,000 aggregate principal amount of Notes outstanding.
Pursuant to the terms of the Indenture dated January 13, 2004 governing the Notes, the Notes will be redeemed on January 21, 2011 at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest thereon, up to, but not including, the Redemption Date. Interest on the Notes called for redemption ceases to accrue on and after the Redemption Date.
The Bank of New York Mellon, as Trustee under the Indenture, has been directed to send a notice of redemption to the Depository Trust Company, as depositary with respect to the Notes. Notes held in book-entry form will be redeemed in accordance with the procedures of the Depository Trust Corporation.
The Indenture also provides the holders of the Notes with a right to require the Company to purchase their Notes on January 18, 2011. To the extent that holders exercise this put right, the Company will pay a repurchase price in cash, consisting of 100% of the principal amount of the Notes repurchased, plus accrued but unpaid interest thereon, up to, but not including, January 15, 2011. To the extent that holders do not exercise this put right before 5:00 p.m. on January 14, 2011, the Notes will be redeemed on January 21, 2011.
Holders may exercise their put right by delivery to the Company and the Paying Agent of a written notice of purchase at any time from the opening of business on December 15, 2010 until 5:00 p.m. on January 14, 2011, stating (i) the certificate number of the Note which the Holder will deliver to be repurchased, (ii) the portion of the principal amount of the Note which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof and (iii) that such Note shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and in the Indenture, or by delivery or book-entry transfer of such Notes to the Paying Agent prior to, on or after the Repurchase Date at the offices of the Paying Agent. Unless the Company defaults in making payment of the Repurchase Price, interest on Notes covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date.
The Notes may be converted at any time before 5:00 p.m. on January 19, 2011. The current conversion price is $76.00 per share of common stock of the Company and the December 9, 2010 closing price of the common shares of the Company, as reported on the New York Stock Exchange, was $26.03. Each $1,000 principal amount of the Notes is convertible into 13 shares of common stock of the Company plus cash in lieu of 0.1579 fractional shares, subject to adjustment under certain circumstances as set forth in the Indenture. Notes as to which a Repurchase Notice has been given may be converted only if the applicable Repurchase Notice has been withdrawn in accordance with the terms of the Indenture.
A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m. on January 14, 2011, specifying (i) the certificate and principal amount of the Note in respect of which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.
The Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.
Notes must be surrendered to the Paying Agent to collect payment of the Repurchase Price and accrued but unpaid interest. The Bank of New York Mellon, as Paying Agent and Conversion Agent, can be contacted at:
The Bank of New York Mellon
101 Barclay Street — 4E
New York, NY 10286
Attention: Global Finance Americas
Fax: (212) 815-5802
The CUSIP number, CUSIP No. 192108AQ1 is included solely for the convenience of the holders of the Notes. No representation is made as to their correctness. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a growing gold producer. Coeur is also a recognized leader in environmental stewardship and worker safety, with 13 national and international awards earned over the past year. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which began production in June of this year. The Company also owns underground mines in Argentina and one surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE and the Toronto Stock Exchange under the symbol CDM.

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Contact:

Coeur d’Alene Mines Corporation
Investors
Director of Investor Relations
Deborah Schubert, (208) 665-0332
or
Media
Director of Corporate Communications
Tony Ebersole, (208) 665-0777